Contacts:  Media:    James Mahoney                      Investor:   John Kahwaty
                     (617) 434-9552                     (617) 434-3650


                    FLEETBOSTON FOURTH QUARTER NET INCOME OF
                         $774 MILLION OR $.84 PER SHARE
                    FULL YEAR OPERATING EPS UP 16% FROM 1999
              NONPERFORMING ASSETS REDUCED BY 10% FROM SEPTEMBER 30

         Boston, Massachusetts, January 17, 2001: FleetBoston Financial (FBF-NYSE) today reported fourth quarter earnings of $774 million, or $.84 per share, up 11% from earnings of $726 million, or $.76 per share, in the fourth quarter of 1999. Return on assets and return on equity for the quarter were 1.73% and 20.2%, respectively, compared with 1.50% and 19.6% a year ago.

         For year 2000, operating earnings were $3.14 billion, or $3.37 per share, up 16% from $2.80 billion, or $2.91 per share in 1999. Return on assets and return on equity in 2000, on an operating basis, were 1.69% and 21.2%, respectively, compared with 1.48% and 19.5%, in 1999. Net income for year 2000, which included divestiture gains and merger-related expenses, was $3.42 billion, or $3.68 per share. On this basis, full year earnings per share were up 75% compared with the prior year.

         As announced last week, the Corporation completed a sale of troubled loans, with a carrying value of nearly $1 billion. The assets sold included approximately $225 million of nonperforming loans, with the remainder principally comprised of other classified, but accruing, loans. A charge of approximately $75 million was taken against the Corporation's reserve for credit losses as a result of this transaction. The effect of this transaction was to improve the overall credit profile of the loan portfolio by reducing the level of classified loans and lowering nonperforming assets at December 31 by 10% from September 30. Loan loss reserves remain at approximately 2.2% of total loans at December 31.

         Terrence Murray, Chairman and Chief Executive Officer of FleetBoston commented, "The first full year at FleetBoston was one of great success. Most importantly, we comfortably exceeded the year 2000 earnings projections provided to shareholders at the time we announced the Fleet/BankBoston merger back in March 1999. This is a result of our diversified business mix and intense focus to deliver committed results. There was no better example of this than the fourth quarter where, despite an extremely tough capital markets environment that had a noticeable impact on the revenue produced by these businesses, we posted strong results. We also successfully completed the largest divestiture in the history of the U.S. banking industry and, at the same time, fully converted our combined customer base to common systems. Our integration schedule has been on track each step of the way and we have hit our cost savings targets without jeopardizing the revenue-generating capacity of our businesses. We now operate on a single operating platform across our northeast footprint. As we look towards 2001, we are energized by the fact that we are now truly one company."

         Chad Gifford, President and Chief Operating Officer said, "We will hit the ground running in 2001 with our new customer-focused organizational structure in place and business initiatives such as e-commerce well along. We are excited by the upcoming addition of Summit Bancorp to our company, which will further enhance our business mix and give us the number one position in the attractive New Jersey market. We will also continue to be very vigilant in monitoring and taking action on our credit portfolio as illustrated by last week's announcement of the sale of nearly $1 billion of troubled commercial loans. With capital and reserves approaching $20 billion, our overall franchise is very well positioned."

Fourth Quarter Financial Highlights

         Total revenue in the current quarter was $3.37 billion. During the fourth quarter, the US economy continued to show signs of weakening and this created very difficult conditions for capital markets businesses. Compared to the fourth quarter of last year, capital markets revenue declined $172 million, mainly reflecting significantly lower levels of revenue from the Principal Investing business and Robertson Stephens. Total noninterest income, excluding the impact of divestitures, declined approximately $110 million from the fourth quarter of 1999, as the aforementioned drop in capital markets revenue was partially offset by growth in other areas, including cash management fees, investment management revenue, and credit card income. Noninterest income as a percentage of total revenue was 53% in the current quarter and 55% for the year. Net interest income, excluding the impact of divestitures, improved $16 million from the fourth quarter of 1999 reflecting an increase from Latin American operations. Net interest margin improved to 4.17% in the current quarter from 4.12% in the prior year despite divestitures totaling approximately $13 billion of low cost deposits and $9 billion of loans during 2000. For year 2000, total revenue improved 10% compared with 1999, excluding the impact of these divestitures.

         Noninterest expense was $1.85 billion during the quarter, down $348 million from the fourth quarter of 1999. In addition to declines from merger-related cost savings and the impact of divestitures, the drop in noninterest expense was also affected by lower compensation expense due, in part, to the previously discussed decline in capital markets revenue. On an annualized basis, the total amount of cost savings from merger integration activities is approximately $570 million and approximately $970 million from the combination of cost savings and divestitures. This represents 97% of the original target. The remaining reductions will be reflected in the first quarter of 2001 results bringing the total of reductions to our target of $1 billion.

         Nonperforming assets were $925 million, or .85% of total loans, at December 31, 2000. This represents a 10% reduction from $1,025 million, or .92% of total loans, at September 30, 2000. The decline in nonperforming assets was due to the previously announced sale of troubled commercial loans that took place during the fourth quarter. The year-end total included a $112 million loan to a large financial services company that, while still paying interest, was placed on nonaccrual status during the fourth quarter. The provision for credit losses and net charge-offs were each $285 million in the current quarter and $245 million in the fourth quarter of 1999. In addition, a charge of approximately $75 million was taken against the reserve for credit losses as a result of the aforementioned fourth quarter sale of troubled loans. The reserve for credit losses was $2.4 billion at December 31, 2000, representing 2.17% of total loans and leases.

         Total assets at December 31, 2000 were $179.5 billion, compared with $179.1 billion at September 30, 2000 and $190.7 billion at December 31, 1999. The decline in total assets from 1999 is due, in part, to the divestiture of loans during 2000. Stockholders' equity amounted to $16 billion at December 31, 2000, with a common equity to assets ratio of 8.70%.

         A detailed financial package containing supplemental information on the fourth quarter financial results can be found by accessing the Corporation's web site (http://www.fleet.com). Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference at 8:00 AM on Thursday, January 18 to discuss the quarterly results. This conference will be broadcast live on the Corporation's web site.

                                  *************

         This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, or in the states in which the Corporation conducts its business; (2) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, the level of nonperforming assets and inflation;
(3) changes in the competitive environment for financial services organizations and the Corporation's ability to manage those changes; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (5) technological changes, including the impact of the Internet on the Corporation's businesses; (6) the ability of the Corporation to fully realize expected cost savings and revenue enhancements from mergers and acquisitions or to realize those savings or revenue enhancements within the expected timeframes; (7) the level of costs related to the integration of acquired businesses; and (8) the impact of any divestitures required by regulatory authorities in connection with mergers or acquisitions.

                                                  FleetBoston Financial
                                             Consolidated Income Statements
                                                     ($ in millions)


----------------------------------------------------------------------------------------------------------------------
        Three Months Ended                                                                      Year Ended
   December 31,      December 31,                                                      December 31,      December 31,
      2000              1999                                                              2000               1999
----------------------------------------------------------------------------------------------------------------------
   $  1,571         $   1,688     Net interest income (FTE)                            $  6,582         $  6,799
                                  Noninterest income:
        536               708        Capital markets revenue                              3,157            2,079
        379               405        Investment services revenue                          1,704            1,513
        357               381        Banking fees and commissions                         1,423            1,485
        200               196        Credit card revenue                                    707              737
        152               152        Processing-related revenue                             609              609
        170               106        Other                                                  581              526
----------------------------------------------------------------------------------------------------------------------
      1,794             1,948          Total noninterest income                           8,181            6,949
----------------------------------------------------------------------------------------------------------------------

      3,365             3,636     Total Revenue                                          14,763           13,748
----------------------------------------------------------------------------------------------------------------------


        899             1,197        Employee compensation and benefits                   4,513            4,392
        113               141        Occupancy                                              515              566
        127               125        Equipment                                              500              509
         89                89        Intangible asset amortization                          352              349
        622               646        Other                                                2,526            2,415
----------------------------------------------------------------------------------------------------------------------
      1,850             2,198          Total noninterest expense                          8,406            8,231
----------------------------------------------------------------------------------------------------------------------

      1,515             1,438     Earnings before provision and income taxes              6,357            5,517
        285               245     Provision for credit losses                             1,196              933
        456               467     Income taxes and tax-equivalent adjustment              2,024            1,786
----------------------------------------------------------------------------------------------------------------------
        774               726     Net income - Operating                                  3,137            2,798
----------------------------------------------------------------------------------------------------------------------
          -                 -     Divestiture gain, net of tax                              420                  -
          -                760    Integration charges, net of tax                           137               760
----------------------------------------------------------------------------------------------------------------------
        774               (34)    Net income - Reported                                   3,420            2,038
======================================================================================================================


   $    .84          $    .76     Diluted earnings per share - operating               $   3.37           $ 2.91
        .84              (.05)    Diluted earnings per share - reported                    3.68             2.10


                              FleetBoston Financial
                           Consolidated Balance Sheets
                                 ($ in millions)

--------------------------------------------------------------------------------
                                                      December 31,  December 31,
                                                         2000           1999
--------------------------------------------------------------------------------
ASSETS:
Cash and equivalents                                   $  13,460      $  12,980
Securities                                                23,720         25,212
Trading assets                                             7,081          7,849
Loans and leases                                         109,372        119,700
Reserve for credit losses                                 (2,378)        (2,488)
Due from brokers/dealers                                   2,986          3,003
Mortgages held for resale                                  2,077          1,244
Other assets                                              23,201         23,192
--------------------------------------------------------------------------------
Total assets                                           $ 179,519      $ 190,692
================================================================================

LIABILITIES:
Deposits                                               $ 101,290      $ 114,896
Short-term borrowings                                     17,862         18,106
Due to brokers/dealers                                     4,121          4,468
Long-term debt                                            28,357         25,349
Trading liabilities                                        2,540          3,807
Other liabilities                                          9,177          8,759
--------------------------------------------------------------------------------
Total liabilities                                        163,347        175,385
================================================================================
STOCKHOLDERS' EQUITY:
Preferred stock                                              566            691
Common stock                                              15,606         14,616
--------------------------------------------------------------------------------
Total stockholders' equity                                16,172         15,307
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity             $ 179,519      $ 190,692
================================================================================

                                                  Financial Highlights


---------------------------------------------------------------------------------------------------------------------------------
           Three Months Ended                                                                     Year Ended
     December 31,     December 31,                                                       December 31,      December 31,
       2000              1999                                                               2000             1999
---------------------------------------------------------------------------------------------------------------------------------
                                   For the Period ($ in millions)
  $      774           $   726     Net Income - operating (a)                           $   3,137         $   2,798
           -               760     Divestiture Gains/Integration charges, net of tax          283               760
         774               (34)    Net Income - reported                                    3,420             2,038
       3,365             3,636     Total Revenue (a)                                       14,763            13,748
       1,850             2,198     Total Expense (a)                                        8,406             8,231
         285               245     Provision for Credit Losses                              1,196               933

                                   Per Common Share
  $      .84           $   .76     Earnings per share - operating (a)                   $    3.37         $    2.91
         .84              (.05)    Earnings per share - reported                             3.68              2.10
         .90               .82     Cash earnings per share - operating (a)                   3.62              3.15
         .33               .30     Cash dividends declared                                   1.23              1.11
       17.21             15.96     Book value (period-end)                                  17.21             15.96

                                   At Period-End ($ in billions)
  $    179.5           $ 190.7     Assets                                               $  179.5          $   190.7
       109.4             119.7     Loans                                                   109.4              119.7
       101.3             114.9     Deposits                                                101.3              114.9
        16.2              15.3     Total stockholders' equity                               16.2               15.3

                                   Ratios
        1.73%             1.50%    Return on average assets (a)                             1.69%              1.48%
       20.19             19.61     Return on common equity (a)                             21.17              19.52
        4.17              4.12     Net interest margin                                      4.24               4.23
        55.0              60.5     Efficiency ratio (a)                                     56.9               60.0
         9.0               8.0     Total equity/assets (period-end)                          9.0                8.0
         6.6               5.6     Tangible common equity/assets                             6.6                5.6
         7.9               6.8     Tier 1 risk-based capital ratio                           7.9                6.8
        12.2              11.5     Total risk-based capital ratio                           12.2               11.5

                                   Asset Quality ($ in millions)
  $      925           $   841     Nonperforming assets                                 $    925          $     841
       2,378             2,488     Reserve for credit losses                               2,378              2,488
         .85%              .70%    Nonperforming assets as a % of loans                      .85%               .70%
        2.17              2.08     Reserve for credit losses to period-end loans            2.17               2.08
         269               314     Reserve for credit losses to nonperforming loans          269                314
        1.01               .82     Net charge-offs/average loans (b)                         .99                .76
------------------------------------------------------------------------------------------------------------------------

(a)  Excludes the impact of merger-related charges and other special items.
(b) Excludes the impact of a reserve reduction of approximately $75 million related to the sale of troubled commercial loans in December 2000.